UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA MOBILITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Florida	330-751560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900-789 West Pender Street
Vancouver, B.C., Canada V6C 1H2
(Address of Principal Executive Offices and Zip Code)

2005 Stock Option Plan
(Full title of the plan)

The President
China Mobility Solutions, Inc.
900-789 West Pender Street
Vancouver, B.C., Canada V6C 1H2
(Name and address of agent for service)

(604) 632-9638
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William B. Barnett
Stone, Rosenblatt & Cha
16633 Ventura Blvd., Suite 1401
Encino, CA 91436
Telephone: (818) 789-2232
Facsimile: (818) 789-2269

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Options to Purchase Common Stock	3,500,000	$0.41	$1,435,000	$168.90(3)
Common Shares Underlying Options ((2)	3,500,000	$0.41	$1,435,000	$168.90(3)
Total	7,000,000	$0.41	$2,870,000	$337.80

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Together with other awards that may be granted to participants in our 2005 Stock Option Plan, which may consist of a stock option entitling the participant to acquire such number of shares of common stock of our company in accordance with terms to be established by the administrator of the 2005 Stock Option Plan.

(3)	The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the average of the high and low prices for our common stock as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on May 2, 2005.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 3,500,000 stock options issued pursuant to our 2005 Stock Option Plan and the 3,500,000 shares of our common stock which may be issued upon exercise of stock options granted pursuant to our 2005 Stock Option Plan. The purpose of the 2005 Stock Option Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

(a) General Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “1933 Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424.

This registration statement relates to a maximum of 3,500,000 stock options issuable pursuant to our 2005 Stock Option Plan and the underlying 3,500,000 common shares in the capital of our company issuable upon the exercise of options granted under the 2005 Stock Option Plan.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.              The description of our common stock contained in the Registration Statement on Form SB-2 (SEC file number 333-90575), filed with the Securities and Exchange Commission on November 6, 1999, including all amendments and reports for the purpose of updating such description;

2.              Our Annual Report on Form 10-KSB, filed on April 16, 2004.

3.              Our Quarterly Report on Form 10-QSB, filed on November 24, 2004;

4.              Our Current Report on Form 8-K, filed on January 4, 2005;

5.              Our Quarterly Report on Form 10-QSB, filed on August 23, 2004;

6.              Our Quarterly Report on Form 10-QSB, filed on May 24, 2004;

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4. Description of Securities.

We are registering an aggregate of 3,500,000 stock options issuable pursuant to our 2005 Stock Option Plan and the 3,500,000 shares of our common stock which may be issued upon exercise of stock options granted pursuant to our 2005 Stock Option Plan. Stock options are exercisable for a period of up to 10 years at a price and on a vesting schedule to be determined by the board of directors at the time of the grant of the options.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

             The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant’s Amended and Restated Articles of Incorporation and Bylaws provided that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including under the Securities Act.

             The bylaws of the registrant provided that, to the fullest extend permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officers of the registrant or was serving at the request of the registrant.

             The Florida Corporation Act excludes personal liability for its directors for monetary damages based upon any violation of their fiduciary duties are directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts in violation of the Florida Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and odes not affect any director’s liability under federal or applicable state securities laws.

             The registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	2005 Stock Option Plan

4.2	Form of Stock Option Agreement

5.1	Opinion of Stone, Rosenblatt & Cha

23.1	Consent of Stone, Rosenblatt & Cha (included in Exhibit 5)

23.2	Consent of Independent Public Accounting Firm

Item 9. Undertakings.

(a)              We hereby undertake:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)              to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)             to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)            to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)              We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Secu ities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on May 3, 2005.

CHINA MOBILITY SOLUTIONS, INC.

/s/ Angela Du
By: Angela Du, President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Angela Du		President, Chief Financial Officer and	May 3, 2005
By:	Angela Du	Director

/s/ Ernest Cheung		Secretary and Director	May 3, 2005
By:	Ernest Cheung